Exhibit 99.1

Contact:	Joanne Ferrara, Investor Relations
631-773-5813
joanne.ferrara@falconstor.com

FalconStor Software Reports Second Quarter Financial Results

MELVILLE, N.Y., July 31, 2012—FalconStor Software, Inc. (NASDAQ: FALC), the provider of disk-based data protection solutions, today announced financial results for its second quarter ended June 30, 2012.

Total revenues for the second quarter of 2012 were $16.5 million, compared with $19.6 million for the same period a year ago.

As a result of the Company’s increased dependence on revenues outside North America, with overseas business now accounting for over fifty percent of the Company’s total revenues, the recent slowness in Asian and European markets  negatively impacted the Company’s  second quarter results.  As a result of the slower than anticipated recovery around the world, the Company must realign its existing cost structure based on the declines in revenues it has experienced. Accordingly, commencing in the third quarter, the Company engaged in a cost-reduction initiative that is expected to result in approximately $10.0 million in gross annualized savings. This action includes approximately a 7 percent reduction in existing workforce, the elimination of select positions, and other cost savings initiatives. The cost reductions impact all levels and regions of the Company and are designed to help streamline our operations and focus our efforts and resources more efficiently in the current environment. The estimated cost of this action, which is expected to be completed by the end of the third quarter, is approximately $0.65 million to $0.85 million.

Also during the quarter, the Company announced the successful resolution of the investigations by the United States Attorney’s Office for the Eastern District of New York and by the Securities and Exchange Commission.  Total payments by the Company to settle the investigations will equal $5.8 million.

“FalconStor is committed to innovation and the delivery of novel and disruptive data protection solutions,” said Jim McNiel, president and CEO. “Our expense reductions address changing global market conditions and deliver a sustainable business model while preserving our ability to deliver new products to a demanding market.”

GAAP loss from operations for the quarter was $6.3 million, compared with an operating loss of $6.0 million for the same period a year ago.  GAAP net loss for the second quarter was $6.6 million, or $0.14 per share, compared with $5.9 million, or $0.13 per share in the second quarter of 2011. Included in the operating results for the second quarter of 2012 was $0.9 million of costs associated with the ongoing class actions and with the finalizing of the government investigations. The $0.9 million was comprised of $0.4 million for certain costs associated with the possible resolution of the class actions and $0.5 million in overall related legal fees. During the same period in 2011, the Company had recorded $1.2 million of costs associated with the government investigations and related class actions, comprised of $0.5 million of legal fees and an accrual of $0.7 million for certain costs associated with the possible resolution of the then outstanding government investigations.

Non-GAAP loss from operations was $4.4 million in the second quarter of 2012, compared with a loss from operations of $3.4 million for the same period a year ago.  Non-GAAP net loss was $4.7 million, or a loss of $0.10 per share, in the second quarter of 2012, compared with a net loss of $3.4 million, or $0.07 per share, in the second quarter of 2011. Non-GAAP results exclude the effects of stock-based compensation and costs associated with the Company’s investigations, litigation and settlement related costs.

For the six months ended June 30, 2012, total revenues were $35.8 million, compared with $38.6 million for the same period a year ago.  GAAP loss from operations for the six month period was $8.4 million compared with a loss of $11.6 million in 2011.  GAAP net loss was $9.1 million, or $0.19 per share, for the six months ended June 30, 2012, compared with a loss of $11.9 million, or $0.26 per share, in the same period a year ago.

Non-GAAP loss from operations was $6.3 million for the six months ended June 30, 2012, compared with a loss of $5.2 million in 2011. Non-GAAP net loss was $7.0 million, or $0.15 per share, compared with a loss of $5.4 million, or $0.12 per share, in the same period a year ago.

The Company closed the quarter with $33.6 million in cash, cash equivalents, and marketable securities, down $4.2 million from December 31, 2011. Deferred revenue at June 30, 2012 was $26.3 million, an increase of 2% compared with the same period a year ago.

The Company will host a conference call to discuss its financial results on Tuesday, July 31, 2012 at 4:30 p.m. EDT. To participate in the conference call, please dial:

Toll Free: 1-888-549-7750
International: 1-480-629-9643

To view the presentation, please copy and paste the following link into your browser and register for this meeting.  Once you have registered for the meeting, you will receive an email message confirming your registration.

https://falconstor.webex.com/falconstor/j.php?ED=169747692&RG=1&UID

Meeting: FalconStor Q2 2012 Earnings
Meeting password: q2numbers
Meeting Number: 766 612 258

If you are unable to register via the Internet, please contact Joanne Ferrara, Investor Relations at 631-773-5813 or joanne.ferrara@falconstor.com.

A conference call replay is scheduled to be available beginning July 31 at 6:30 p.m. EDT through 11:59 p.m. EDT on August 6. To listen to the replay of the call, dial toll free: 1-800-406-7325 or International: +1-303-590-3030, passcode: 4553102, or visit our website at www.falconstor.com/investors.

Non-GAAP Financial Measures
The non-GAAP financial measures used in this press release are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. The Company’s management refers to these non-GAAP financial measures in making operating decisions because they provide meaningful supplemental information regarding the Company’s operating performance. In addition, these non-GAAP financial measures facilitate management’s internal comparisons to the Company’s historical operating results and comparisons to competitors’ operating results. We include these non-GAAP financial measures (which should be viewed as a supplement to, and not a substitute for, their comparable GAAP measures) in this press release because we believe they are useful to investors in allowing for greater transparency into the supplemental information used by management in its financial and operational decision-making. The non-GAAP financial measures exclude (i) costs associated with the Company’s class action, government investigations, and related legal fees and (ii) noncash stock-based compensation charges and any potential tax effects, when applicable. For a reconciliation of our GAAP and non-GAAP financial results, please refer to our Non-GAAP Operating Data GAAP Reconciliation, presented in this release.

About FalconStor
FalconStor Software, Inc. (NASDAQ: FALC) is a market leader in disk-based data protection. The company’s mission is to transform traditional backup and disaster recovery (DR) into next-generation service-oriented data protection. Built upon an award-winning platform, FalconStor solutions deliver disk-based backup, continuous data protection, WAN-optimized replication and DR automation. FalconStor solutions are available through a worldwide network of partners, including solution providers, top-tier strategic partners and major OEMs. Thousands of customers worldwide, from small businesses to Fortune 100 enterprises, entrust their data to FalconStor solutions. FalconStor maintains headquarters in Melville, N.Y., and offices throughout Europe and the Asia Pacific region. For more information, visit www.falconstor.com or call 1-866-NOW-FALC (866-669-3252).

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This press release includes forward-looking statements that involve risk and uncertainties that could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include: delays in product development; market acceptance of FalconStor’s products and services; technological change in the data protection industry; competition in the data protection market; results and costs associated with governmental investigations; intellectual property issues; and other risk factors discussed in FalconStor’s reports on Forms 10-K, 10-Q and other reports filed with the Securities and Exchange Commission.

FalconStor and FalconStor Software are registered trademarks of FalconStor Software, Inc. in the US and other countries.  All other company and product names contained herein may be trademarks of their respective holders.

FalconStor Software, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2012	December 31, 2011
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$16,484,132	$16,257,694
Marketable securities	16,622,687	20,894,328
Accounts receivable, net	10,428,659	19,314,789
Prepaid expenses and other current assets	1,860,686	1,912,831
Inventory	1,100,644	1,769,007
Deferred tax assets, net	169,089	177,798

Total current assets	46,665,897	60,326,447

Property and equipment, net	4,472,535	4,364,180
Long-term marketable securities	464,999	611,082
Deferred tax assets, net	209,843	217,771
Software development costs, net	1,325,948	1,001,530
Other assets, net	2,243,466	2,183,973
Goodwill	4,150,339	4,150,339
Other intangible assets, net	177,932	191,572

Total assets	$59,710,959	$73,046,894

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,656,205	$2,883,844
Accrued expenses	9,569,410	17,609,766
Deferred revenue, net	19,358,548	19,450,966

Total current liabilities	31,584,163	39,944,576

Other long-term liabilities	4,396,320	2,587,327
Deferred revenue, net	6,919,380	7,698,053

Total liabilities	42,899,863	50,229,956

Commitments and Contingencies

Total stockholders’ equity	16,811,096	22,816,938

Total liabilities and stockholders’ equity	$59,710,959	$73,046,894

FalconStor Software, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues:
Product revenues	$7,835,568	$11,609,760	$18,498,521	$22,868,775
Support and services revenues	8,630,633	8,018,248	17,335,752	15,718,495
	16,466,201	19,628,008	35,834,273	38,587,270
Cost of revenues:
Product	1,787,186	2,266,040	3,807,672	3,989,045
Support and service	3,091,055	3,418,589	6,252,411	6,537,808
Total cost of revenues	4,878,241	5,684,629	10,060,083	10,526,853

Gross profit	$11,587,960	$13,943,379	$25,774,190	$28,060,417

Operating expenses:
Research and development costs	4,771,691	5,245,119	9,472,286	11,350,107
Selling and marketing	9,266,762	10,521,307	19,029,987	18,995,399
General and administrative	3,018,154	2,957,460	6,129,029	5,558,995
Investigation, litigation and settlement related costs	851,123	1,188,671	(439,797)	3,799,791
Total operating expenses	17,907,730	19,912,557	34,191,505	39,704,292

Operating loss	(6,319,770)	(5,969,178)	(8,417,315)	(11,643,875)

Interest and other (loss) income, net	(105,533)	150,007	(244,864)	450,956

Loss before income taxes	(6,425,303)	(5,819,171)	(8,662,179)	(11,192,919)

Provision for income taxes	195,283	69,868	407,815	662,384

Net loss	$(6,620,586)	$(5,889,039)	$(9,069,994)	$(11,855,303)

Basic net loss per share	$(0.14)	$(0.13)	$(0.19)	$(0.26)

Diluted net loss per share	$(0.14)	$(0.13)	$(0.19)	$(0.26)

Weighted average basic shares outstanding	47,472,909	46,643,349	47,258,696	46,453,196

Weighted average diluted shares outstanding	47,472,909	46,643,349	47,258,696	46,453,196

FalconStor Software, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

GAAP loss from operations	$(6,319,770)	$(5,969,178)	$(8,417,315)	$(11,643,875)
Add: Non-cash stock option expense (1)	1,090,076	1,340,353	2,538,378	2,655,300
Legal related costs (3)	851,123	1,188,671	(439,797)	3,799,791
Non-GAAP loss from operations	(4,378,571)	(3,440,154)	(6,318,734)	(5,188,784)

GAAP net loss	$(6,620,586)	$(5,889,039)	$(9,069,994)	$(11,855,303)
Add: Non-cash stock option expense, net of income taxes (2)	1,090,076	1,340,353	2,538,378	2,655,300
Legal related costs (3)	851,123	1,188,671	(439,797)	3,799,791
Non-GAAP net loss	(4,679,387)	(3,360,015)	(6,971,413)	(5,400,212)

GAAP gross margin – Product	77%	80%	79%	83%
Add: Non-cash stock option expense (1)	0%	0%	0%	0%
Non-GAAP gross margin - Product	77%	80%	79%	83%

GAAP gross margin – Support and Service	64%	57%	64%	58%
Add: Non-cash stock option expense (1)	0%	2%	0%	2%
Non-GAAP gross margin – Support and Service	64%	59%	64%	60%

GAAP operating margin	(38%)	(30%)	(23%)	(30%)
Add: Non-cash stock option expense (1)	7%	7%	7%	7%
Legal related costs (3)	5%	6%	(1%)	10%
Non-GAAP operating margin	(27%)	(18%)	(18%)	(13%)

GAAP Basic EPS	$(0.14)	$(0.13)	$(0.19)	$(0.26)
Add: Non-cash stock option expense, net of income taxes (2)	0.02	0.03	0.05	0.06
Legal related costs (3)	0.02	0.03	(0.01)	0.08
Non-GAAP Basic EPS	(0.10)	(0.07)	(0.15)	(0.12)

GAAP Diluted EPS	$(0.14)	$(0.13)	$(0.19)	$(0.26)
Add: Non-cash stock option expense, net of income taxes (2)	0.02	0.03	0.05	0.06
Legal related costs (3)	0.02	0.03	(0.01)	0.08
Non-GAAP Diluted EPS	(0.10)	(0.07)	(0.15)	(0.12)

Weighted average basic shares Outstanding (GAAP and as adjusted)	47,472,909	46,643,349	47,258,696	46,453,196
Weighted average diluted shares Outstanding (GAAP and as adjusted)	47,472,909	46,643,349	47,258,696	46,453,196

Footnotes:
(1)	Represents non-cash, stock-based compensation charges as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Cost of revenues - Product	$49	$741	$99	$1,473
Cost of revenues – Support and Service	(21,124)	129,714	49,844	273,201
Research and development costs	125,231	329,369	444,188	808,411
Selling and marketing	398,031	462,555	884,656	885,279
General and administrative	587,889	417,974	1,159,591	686,936

Total non-cash stock-based compensation expense	$1,090,076	$1,340,353	$2,538,378	$2,655,300

(2)
Represents the effects of non-cash stock-based compensation expense recognized in accordance with the FASB Accounting Standards Codification, Topic 718, net of related income tax effects. For the three and six months ended June 30, 2012 and 2011, the tax expense for both GAAP and Non-GAAP basis approximate the same amount.

(3)	Legal related costs represent expenses in connection with the Company’s investigations, litigation and settlement related costs for each respective period presented.